Exhibit 10.10

LICENSE AGREEMENT

THIS LICENSE AGREEMENT (the “Agreement”) is made and entered into as of this 2nd day of September, 2010 (the “Effective Date”), by and among Zus Health, LLC, a Utah limited liability company (“Zus”), and Health Enhancements Products, Inc., a Nevada corporation (“HEPI”).  HEPI and Zus are also referred to herein individually, as “Party” and collectively, as “Parties”

RECITALS

WHEREAS, HEPI has certain intellectual property and know-how relating to    nutritional products known and trademarked as ProAlgaZyme (the “Product” as defined in Section 1.6 below); and

WHEREAS, Zus wishes to obtain a world-wide exclusive license to distribute and market the Product subject to the exclusions, terms and conditions set forth herein; and

WHEREAS, HEPI is willing to license to Zus the Product subject to the terms and conditions herein.

NOW THEREFORE, in consideration of the respective representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

ARTICLE 1.

DEFINITIONS

1.1

“Affiliate” means any person or entity that directly, or indirectly, through one or more intermediaries, controls or is controlled by, or under common control of a Party.

1.2

“Confidential information” shall be defined as the HEPI’s proprietary information, Intellectual Property, or Product information which under the circumstances, in good faith and conscience, should be treated as confidential, which includes, but is not limited to, information regarding the Intellectual Property and/or Product, methods of sale, trade secrets, secret processes, price lists, customer lists or other information regarding HEPI’s business affairs which Zus, its representatives or affiliates may acquire in connection with, incident to or as a result of the performance of its obligations under this Agreement.

1.3

“Exclusive” shall have the meaning set forth in Section 2.3 of this Agreement.

1.4

“Improvements” shall be defined as variations, concentrates, filtration or desiccation of PAZ in its liquid form as delivered to Zus, mixed with inert or active ingredients that do not compromise or inhibit the efficacy of PAZ. Improvements available for Licensed Use do not include individual molecules, isolates or synthetic or natural derivatives of PAZ.

1.5

“Intellectual Property” or “IP” means the intellectual property associated with the Product, including the patents, trademarks, customer lists, know how, etc.

1.6

“Licensed Use” means sale and use of the Product for the nutritional benefit of customers and distributors through worldwide sales channels, subject to limitations imposed by U.S. and international regulatory bodies, but specifically excluding with respect to the Product (or any isolate or derivative (whether natural or synthetic)) (i) any and all pharmaceutical applications (substances that are characterized by the FDA as a drug) and (ii) any and all food ingredient, supplement ingredient and medicinal ingredient applications (collectively, “Ingredient Applications”) outside multilevel marketing, network or affiliate marketing (collectively referred to as “MLM”).

1.7

“Product” means HEPI’s ProAlgaZyme (“PAZ”) in its current liquid form, and any natural variant thereof that Zus can create or mix with other products/ingredients for sale in the WW sales channels, however still limited to PAZ in its natural form, and not as isolates, synthetic derivatives or naturally derived products as prescription remedies.  Zus can market the Product as “over-the-counter” type health and diet remedies, subject to the terms hereof.

1.8

“Quality Agreement” means the form of industry standard quality agreement to be agreed between the parties within thirty days of the Effective Date of this Agreement.

1.9

“Regulatory Agency” means any US, state, foreign country or international agency that regulates nutraceuticals.

1.10

“Term” has the meaning set forth in Section 9.1 below.

1.11

“Territory” means anywhere throughout the world.

1.12

“Trademarks” means any mark used hereafter to market sell or distribute the Product used in conjunction with the Product.  Trademarks shall include all trademarks developed during the Term of this agreement by either Party.

1.13

“Unit” – a four-ounce (4 oz.) dose of PAZ in its currently produced liquid form at its currently produced concentration.

ARTICLE 2.

GRANT

2.1

Product License.  Subject to the terms and conditions of this Agreement, HEPI hereby grants to Zus an exclusive, world-wide license to market, sell and distribute the Product during the Term of this Agreement solely for the Licensed Use within the Territory.

2.2

Trademark License.  Subject to the terms and conditions of this Agreement, HEPI hereby grants to Zus an exclusive license to use the Trademarks to market, sell and distribute the Product during the Term solely for the Licensed Use within the Territory. This grant of license does not convey ownership in the Intellectual Property that HEPI holds or an interest in the production or ownership of the Product.

2.3

Definition of Exclusive.  For purposes of this Agreement, “exclusive” shall mean that HEPI will not directly or indirectly market, sell or distribute the Product in any form to any other person or entity for the Licensed Use in the Territory.  Further, HEPI will not, for the term of this Agreement, offer for sale or license any product using the trademark “ProAlgaZyme”, which will be reserved for the exclusive use of Zus.  HEPI will maintain ownership of the trademark ProAlgaZyme during the term or this agreement.  HEPI will not, for the term of this Agreement, sell or market the Product directly or through other marketers as free-standing branded nutraceuticals.  HEPI retains all other rights outside the Licensed Use and Territory, including, for example, the right to make, have made and market isolates, synthetics and natural derivatives for specific applications that are branded and resold to other manufacturers or marketers (that are not affiliated with HEPI) under their own brand names outside the Licensed Use of the Product.

HEPI will not sell or market natural derivatives for specific applications within the scope of multilevel marketing, network or affiliate marketing (collectively referred to as “MLM”).  HEPI retains all other rights to make, have made and market isolates, synthetics and natural derivatives for specific applications that are branded and resold to other manufacturers or marketers under their own brand names outside MLM markets and sales channels.

2.4

First Option/Right of First Refusal. HEPI agrees to give Zus first option/right of review to license additional products developed by HEPI based on HEPI’s PAZ technology for the MLM markets. This First Option/Right of First Refusal is not applicable to PAZ isolates or synthetic or natural derivatives intended for Ingredient Applications to be included in products made and marketed under third-party brand names outside MLM or pharmaceutical applications.  Zus has ninety (90) days to consider the product and arrive at terms acceptable to both HEPI and Zus. Otherwise, HEPI shall be free to market the product in any market except within MLM and affiliate marketing structures.

ARTICLE 3.

PAYMENTS

3.1

Option Payment.  Upon execution of the Agreement, Zus shall deposit into a client trust account the sum of $255,000 as an Option Payment, with instructions that such funds are released to HEPI provided terms and conditions contained herein are met. Zus will have 30 days after the Effective Date to conduct such due diligence as it shall deem necessary regarding its rights and obligations under this Agreement. During said 30-day due diligence period, HEPI agrees not to pursue discussions with any other party for the marketing and licensing of the Product.  Upon satisfactory completion of due diligence by Zus and on or before 5:00 p.m., Pacific Daylight Saving Time, on the 31-day after the Effective Date, Zus agrees to release from the client trust account to HEPI the sum of $255,000 as a non-refundable option to bind HEPI to an exclusive license for WW marketing for a period of four (4) calendar months beginning on the Effective Date. Once the 4-month option period has lapsed (December 31, 2010), the license shall be kept in force by Zus’ payment of the minimum monthly revenue guarantee and minimum sales targets for the PAZ product as set forth in Section 3.2 below. Zus’ failure to timely pay HEPI the $255,000 non-refundable option payment shall be cause for the termination of this Agreement.  During the 30 day due diligence period HEPI will confirm its ability to scale manufacturing volumes (through the engagement of an independent Aquaculturist) to a satisfactory quantity that may reasonably be requested by Zus and that HEPI will be obliged to meet during the term of the Agreement.  If HEPI is unable to confirm to Zus during the due diligence period that it is able to meet the expected projected volumes, Zus and HEPI will work together, in good faith, to establish volumes and a plan to meet reasonable scalable volumes that HEPI will be obliged to meet during the term of the Agreement.  HEPI will not be obligated to meet manufacturing volumes above the agreed upon plan to be mutually established during the 30 due diligence period.  If HEPI is only able to confirm its ability to produce the Minimum Monthly units of 320,000 in the 30 day due diligence period, then Zus and HEPI agree to renegotiate the minimum purchases.

3.2

Purchase Minimums.

Zus agrees to purchase a minimum of 3,960,000 units in the first year, 14,160,000 units in the second year and 17,808,000 annually in all subsequent years according to the following table:

MONTH	OPTION	MINIMUM/MO	ROYALTY/UNIT	UNITS MIN/MO	COST/UNIT
August 2010	$255,000	NA	$0.25	NA
September	0	NA	$0.25	NA
October	0	NA	$0.25	NA
November	0	NA	$0.25	NA
December	NA	$80,000	$0.25	320,000	$0.50
January	NA	$80,000	$0.25	320,000	$0.50
February	NA	$80,000	$0.25	320,000	$0.50
March	NA	$150,000	$0.25	600,000	$0.40
April-July 2011	NA	$150,000	$0.25	600,000	$0.40
August 2011- July 2012	NA	$295,000	$0.25	1,180,000	$0.40
August 2012 & after	NA	$371,000	$0.25	1,484,000	$0.40

During the 30-day due diligence period, Zus and HEPI will negotiate, in good faith, monthly and annual minimums, based on market potential and manufacturing capacities, for years three and after (the negotiated minimums will not be less than 17,808,000 annually nor more than 53,424,000 units annually).  However, if Zus and HEPI are unable to agree to higher minimums during the 30-day due diligence period the minimums will be 17,808,000.

The option payment is satisfied in the first month and monthly minimums are waived for three months to allow for product repackaging, marketing materials and the like. “Royalty”, “Units” and “Cost” are per four-ounce (4 oz.) dose in current production format. “Cost” includes the $.25 royalty payment to HEPI.

If Zus elects to use alternative packaging, the total cost of the product will be direct manufacturing cost plus $.25 royalty.

If unit sales fall below the levels in the above table, Zus may, at its sole option, make additional payments to meet the minimum purchase requirement described herein and not be obligated to accept the Product for which payment has been made.

If Zus does not meet the minimum purchases described above, Zus and HEPI will renegotiate, in good faith but within a period of less than 30 days, minimum purchase amounts based on market conditions.  If the Parties are unsuccessful in renegotiating minimum purchase amounts the License, at HEPI’s sole discretion, may become a non-exclusive agreement

These costs are based on HEPI packaging Product in current plastic quart bottles.  Zus and HEPI agree to negotiate new costs, in good faith, if Zus elects to take delivery of Product in other packaging forms (e.g., bulk totes).

3.3

Costs.

HEPI agrees to use its best efforts to assist Zus in developing additional delivery forms of PAZ.  Zus will be responsible for all development and manufacturing costs related to additional delivery forms of PAZ.  Zus will purchase product from HEPI by paying HEPI its stated manufacturing cost/unit (if HEPI is manufacturing the Product), plus twenty-five cents ($.25) per four-ounce (4 oz.) dose in current concentrations. This pricing is based on a minimum monthly order of three hundred twenty thousand (320,000) four-ounce (4 oz.) doses.  Zus will pay HEPI a royalty of $0.25 (twenty-five cents) per four (4) ounce dose in current concentrations. A minimum monthly revenue guarantee of $80,000 for the first three (3) months after option period has expired are required to keep the exclusive license and in force. After the first three (3) months, the minimum monthly revenue guarantees required to keep the exclusive license in force are set forth in the Minimum Monthly payments in Section 3.2, Column 3.  However, Zus will not be obligated to meet the Minimum Monthly payments to maintain exclusivity until GRAS or NDI status has been granted by the Food and Drug Administration (FDA) or if regulatory agencies restrict the sale of PAZ.

3.4

Payment.  Monthly minimums payments as described in Section 3.2 above are due on the 1st day of each month. If payment is not received by said date, Zus shall be in breach of this Agreement. Payment terms for additional orders are 50% at time of order and 50% due within forty-five days of shipment, FOB Scottsdale, for any single order. These terms do not apply to the Purchase Monthly Minimum payments, which are due the 1st day of each month. See table in Section 3.2.  HEPI shall in no event be required to deliver any Product during the pendency of any payment default by Zus.

3.5

Maintenance of Records.  Zus shall maintain accurate, complete, and detailed accounts on all matters relating to the Product. HEPI shall, upon written notice, be allowed to inspect and audit copies of all such information to insure compliance with the terms and conditions of this Agreement. The cost of such inspection and audit shall be borne by HEPI and shall not occur more than once annually.

ARTICLE 4.

INVENTIONS, IMPROVEMENTS, PATENT RIGHTS AND TRADEMARKS

4.1

Title to Inventions.  Patentable improvements and/or modifications to the Product or its use and application, regardless of whether made by an employee of HEPI, Zus, or jointly made, shall be owned by HEPI.  Zus shall cooperate with HEPI to sign and execute all documents, deeds, instruments and acknowledgments relating to ownership of inventions, and insure that its employees execute such documentation to insure its employees/contractors are legally compelled do so as set forth in Section 4.3.

4.2

Rights to Improvements: All Improvements shall become part of HEPI’s Intellectual Property and shall therefore be subject to this Agreement.  Zus will have the right to market and sell such Improvements in any form or application within the Licensed Use and Territory. Improvements do not include individual molecules, isolates or natural or synthetic derivatives of PAZ.  HEPI retains all ownership, right and title to Improvements. HEPI will have the option to market such Improvements in other channels and applications outside the Licensed Use, but must provide Zus forty-five (45) days notice prior to public announcement of HEPI’s intent to do so.

4.3

Employees.  Zus represents that each of its officers, directors, employees and contractors has entered into a contract with Zus that provides for assignment to Zus of all inventions made by such employee during the course of his or her employment.  If any officer, director or employee of Zus makes a discovery or invention while performing research using or involving HEPI’s Product, Zus will promptly make such discovery or invention known to HEPI.  If HEPI has an ownership interest in such discovery or invention, on the request and at the expense of HEPI, and through attorneys named by HEPI, the employee shall make application for letters patent.  Zus and its employees shall thereafter assign the application and any rights to the discovery or invention to HEPI under the conditions of this Agreement.

4.4

Further Assurances.  Upon disclosure of each and every improvement or modification to the Product or new application for the Product, Zus will, during the Term, or at any time thereafter, at the request and cost of HEPI, sign and execute such documents, deeds, instruments and acknowledgments and make and do all such acts and things as HEPI or its duly authorized agents may reasonably require:

a)

to apply for, obtain and vest in the name of HEPI alone (unless HEPI otherwise directs) letters patent, copyrights or other analogous protection in any country throughout the world and when so obtained or vested to renew and restore the same;

b)

to defend any opposition proceedings in respect of such applications and any opposition proceedings or petitions or applications for revocation for such letters patent, copyright or other analogous protection.

In the event HEPI is unable, after reasonable effort, to secure Zus’ signature on any letters patent, copyright or other analogous protection relating to an improvement, modification to a Patent or new application for the Product for any reason whatsoever, Zus hereby irrevocably designates and appoints HEPI and its duly authorized officers and agents as its agent and attorney-in-fact, to act for and in Zus’ behalf and stead to execute and file any such application or applications and to do all other lawfully permitted acts to further the prosecution and issuance of letters patent, copyright or other analogous protection thereon with the same legal force and effect as if executed by Zus.

4.5

Maintenance of Patent Rights.  HEPI shall pay all required maintenance fees for patents within the scope of patent rights relating to the Product during the Term of this Agreement.

4.6

Use of Trademark.  Zus agrees to use the Trademarks in accordance with good customary trademark practice, and to avoid taking any action that would in any manner impair or detract from the value of the trademark or the goodwill and reputation of HEPI.  HEPI and Zus shall work together to develop new trademarks, including, without limitation, names, logos and designs for the Product.

ARTICLE 5.

MARKETING AND PROMOTION

5.1

Marketing and Promotion.  Zus shall promote, market, and sell the Product for the Licensed Use in the Territory at its own expense.

5.2

Marketing Materials and Advertising.  HEPI hereby agrees to provide Zus with a copy of all training and collateral materials developed by HEPI including, without limitation, a sales binder, all literature and presentation materials and in-service training materials.  HEPI shall provide Zus with reasonable access to HEPI employees that may assist Zus with technical and clinical input and advice in connection with Zus’ development of its marketing and advertising materials.

HEPI shall be responsible for providing final regulatory approval of all marketing materials after Zus conducts its own regulatory review, which HEPI will conduct in writing promptly upon request, but in no event more than seven (7) business days after receipt, unless review by a Regulatory Agency is required. HEPI’s regulatory approval shall be at no cost or expense to Zus.

5.3

Packaging and Branding.  Zus shall be responsible for developing packaging and branding materials at its own cost.  Zus shall be responsible for packaging the Product in accordance with applicable law.

5.4

Public Announcements.  Neither Zus nor HEPI shall issue or make any reports, statements or releases to the public with respect to this Agreement or the transactions contemplated hereby without the other Party’s approval of the text of any public report, statement or release to be made on behalf of such Party prior to making the same.

 If either Party is unable to obtain the approval of its public report, statement or release from the other Party and such report, statement or release is, in the opinion of legal counsel to such Party, necessary to discharge such Party’s disclosure obligations under law, then such Party may make or issue the legally required report, statement or release and promptly furnish the other Party a copy thereof.  Nothing herein shall prohibit any Party from responding to questions presented by the press or media without first obtaining prior written consent of the other Party.

ARTICLE 6.

MANUFACTURING AND ORDERS

6.1

Purchase Orders.  Zus will provide HEPI with monthly Purchase Orders covering Zus’ purchase requirements.  Purchase Orders for a specific calendar month will be provided to HEPI at least Sixty (60) days prior to the beginning of said calendar month.  Release dates will be Fifteen (15) days prior to each month’s purchase needs.  Zus may submit supplemental Purchase Orders to HEPI as needed.  Purchase orders shall be submitted in writing, whether by mail, facsimile, or electronic mail.  Each Purchase Order shall identify the quantity to be purchased and shipping instructions.  Upon receipt of a purchase order for Product from Zus, HEPI will provide confirmation and verification of delivery dates and shall use reasonable commercial efforts to meet the requested delivery schedule.  The acceptance of any Purchase Order by HEPI shall not constitute its acceptance of any such document’s terms except the ordered Product identification, quantity, delivery date, and price per the terms of this Agreement; all other terms thereof shall be without effect.

6.2

Rolling Forecast. Forty-Five (45) days prior to the beginning of each calendar quarter, Zus shall provide to HEPI a good-faith, rolling, six (6) month forecast of projected Product purchases to be made by Zus over the six (6) month forecast period.  Each forecast shall identify the quantities projected to be purchased by month.  HEPI shall be responsible for meeting Zus’ purchase requirements.

6.3

Delivery.  HEPI shall provide appropriate Lot Number certifications and notifications with each shipment.  All deliveries of Product will be F.O.B. HEPI’s shipping point.  HEPI will have no further financial responsibility for the Product, and all risk of damage to or loss or delay of the Product will pass to Zus upon their delivery at the F.O.B. point to a common carrier specified by Zus or, in the event that no carrier shall have been specified by Zus on or before fifteen (15) days prior to the requested shipment date, a common carrier reasonably selected by HEPI shall be used.

6.4

Inspection.  HEPI shall provide Product to Zus that satisfy the quality requirements.  Zus, or its distributors/fulfillment centers, shall upon delivery of Product, immediately confirm quantity and check for visible damage or defects.

6.5

Discrepancy.  Zus shall notify HEPI of any shortage or discrepancy within ten (10) days after receipt of Product.  If HEPI is responsible, HEPI shall correct such shortage or discrepancy by delivering substitute Product to Zus within ten (10) days after Zus’ notice.

6.6

Product Price.

a)

Price.  The per unit price to be paid to HEPI by Zus for the Product manufactured by HEPI (the “Product Price”), in its current packaging shall be at HEPI’s stated manufacturing cost as evidenced in the table below, plus Zus will pay a royalty to HEPI of twenty-five cents ($0.25) per four-ounce (4 oz.) dose, or two dollars ($2.00) per quart bottle.  If Zus elects to manufacture Product, Zus will pay Hepi $.25 per Unit as a royalty.  Minimum monthly revenue guarantees are evidenced in Article 3, Section 3.2 in order to keep the exclusive license in force.

Quarts Monthly	Manufacturing Cost
20,000	3.10 per quart bottle
40,000	2.50 per quart bottle
80,000	2.25 per quart bottle
140,000	2.00 per quart bottle

Zus must provide artwork for labels in digital form acceptable to HEPI’s label printer.

b)

Price Adjustments.  Notwithstanding Section 6.6(a) above, HEPI shall be entitled to adjust the Product Price of the Product but not the guaranteed royalty or minimum guaranteed monthly revenues immediately following a change to the design or required manufacturing processes of the Product when requested by Zus.  The Product Price of the Product, the royalty paid and minimum monthly revenue guarantees shall be adjusted for inflation on January 1 of each year by multiplying the applicable minimum amounts by the numerator of which shall be the Consumer Price Index (“CPI”) for the preceding calendar year and the denominator of which shall be the CPI for the calendar year 2010.  As used herein the term “CPI” shall mean the United States Department of Labor’s Bureau of Labor Statistics’ Consumer Price Index for Urban Wage Earners and Clerical Workers, city average, all items (1982-84=100), or the successor of such index.

6.7

Manufacturing Standards.  HEPI shall be responsible for maintaining commercially acceptable quality control standards in all manufacturing relating to the Product it delivers to Zus pursuant to the Quality Agreement to be entered into by the Parties.  Unless Zus or its employees, representatives, or agents are at fault, including but not limited to, because of a failure to take reasonably prudent steps, or other steps reasonably suggested by HEPI, to protect the delivered Product, HEPI shall be responsible for and replace any Product failing to meet the Quality Agreement.

6.8

Option to Assume Product Manufacturing.  The option to assume Product manufacturing cannot be assumed in the first 9 months of the contract.  After the first nine months have concluded then in the event that HEPI fails to supply to Zus eighty (80%) percent of Zus’ Purchase Order requirements for two (2) consecutive calendar quarters, or fails to deliver a minimum of seventy (70%) percent of Zus’ Purchase Order for two (2) consecutive months, then Zus shall have the right to exercise the Manufacturing Option. Both parties must agree, in a good faith and commercially reasonable manner, to document and effectuate an orderly transition of manufacturing to Zus and in so doing, adequately protect HEPI’s intellectual property. Zus shall further pay all costs related to technology transfer of manufacturing processes.  Technology transfer shall refer solely to the means of growing, harvesting, feeding and filtering the algae cultures.

6.9

Expiration Date.  HEPI will produce Product with one-year expiration date. Zus may wish to fund research to stabilize the product beyond one year.

ARTICLE 7.

REGULATORY MATTERS

7.1

Zus’ Responsibility.  ZUS shall be responsible for all decisions and actions regarding regulatory matters relating to or involving the marketing, sale and use of the Product for the Licensed Use.  Zus shall, with respect to any such regulatory matters, (a) act as liaison with the FDA or other governmental authority; (b) prepare and make all submissions regarding the regulatory matters; (c) monitor all marketing collateral materials and studies pertinent to the regulatory matters; (d) obtain regulatory approvals, as reasonably deemed necessary by Zus; (e) manage customer complaints; (f) maintain a quality system sufficient to provide for GMP; and (g) perform those actions customary and reasonable in maintaining Zus and the Product in good standing with the FDA and all other regulatory bodies connected with the authority to manufacture and sell the Product.

7.2

HEPI’s Responsibility.  HEPI shall promptly cooperate with Zus with respect to all regulatory matters by providing data and information at Zus’ reasonable request. Nevertheless, HEPI shall maintain its own counsel for FDA or other regulatory matters, for the sole purpose of advising HEPI with regard to such regulatory matters and to any data, information, or suggestions that HEPI may provide to Zus, either at Zus’ request or at HEPI’s discretion.  HEPI shall maintain a quality system sufficient to perform those actions customary and reasonable in maintaining the Product in good standing with the FDA and all other regulatory bodies connected with the authority to sell the Product.

7.3

Adverse Event Notification.  Zus shall notify HEPI, in writing, within two (2) business days of the receipt by Zus of any complaints or adverse events ("AE") associated with the Product, and shall submit to HEPI a copy of any records or other documentation, which Zus has received or created relating thereto.  HEPI and Zus shall develop a mutually acceptable referral system under which Zus shall refer and forward to HEPI for appropriate resolution any complaints or adverse events ("AE") related to the Product.  An acceptable referral system means a formalized, well-defined process set forth within each Party’s quality system defining appropriate work instructions and procedures.  HEPI shall have the right to review and audit, at any time, the complaint and AE handling procedures at Zus.  Without limitation of the foregoing, upon HEPI’s request Zus shall provide HEPI with a copy of its complaint and AE handling procedures and quality system manual.  HEPI shall be responsible for making all decisions and undertaking any reporting obligations or other actions with respect to communicating with any governmental regulatory agency as a result of any AEs or other reports or inquiries, or taking any other action that HEPI may deem necessary or appropriate under all applicable government rules and regulations.  HEPI understands that such information provided to it will be as reported as required and will not be deemed to be determinative as to whether or not the Product contributed to the AE.

7.4

Governmental Actions.  Beginning as of the Effective Date of this Agreement, each party shall promptly notify the other party in writing of any order, request or directive of a court or other governmental authority to recall, issue a field notification, conduct an audit relating to Product safety, or withdraw the Product in any jurisdiction.  HEPI shall be responsible, at its sole cost and expense, for the costs (including any costs incurred by Zus) of any recall, field notification or withdrawal of the Products arising from HEPI’s activities.  Zus shall be responsible for the costs of any recall, field notification, or withdrawal of the Products arising from Zus activities.

7.5

Traceability.  Zus shall have in place appropriate process and inventory controls and procedures to ensure its and HEPI’s ability to trace each Product sold to each purchaser in the event of any recall, safety notice, or to address any other legal or quality concerns.  Zus’ inventory control system shall ensure that the status (e.g., location, release/hold, etc.) of each Product is identified and known.

7.6

Employee Training and Record-Keeping.  Zus shall have in place adequate record-keeping and employee training to ensure compliance with the requirements set forth in this Article 7.  Such records shall be available to HEPI on demand within 24 hours.

7.7

Material Term.  Zus’ failure to maintain the procedures and/or requirements set forth in this Article 7 and/or to provide HEPI with any of the records/documents identified in this Article 7 shall be a breach of material term of this Agreement as defined in Section 9.3.

ARTICLE 8.

REPRESENTATIONS AND WARRANTIES

8.1

Indemnification by HEPI.  During the Term, HEPI agrees to defend, indemnify and hold harmless Zus and its successors, licensees and assigns (if any), as well as the officers, directors, employees, agents and representatives thereof, from and against any liability, damage, cost loss, or expense (including reasonable attorneys’ fees) based on a claim that the Intellectual Property infringe any patent issued in the United States.  In the event any such infringement, claim, action, or allegation is brought or threatened, HEPI may, at its sole option and expense:

a) procure for Zus the right to continued use of the Product or any infringing part thereof;

b) modify, amend, or replace the Product or any infringing part thereof with other suitable and reasonable equivalent products so that the Product becomes non-infringing; or,

c) if (a) and (b) are not commercially practicable, the executive officers of the Parties shall meet within sixty (60) days of the indemnification notice and negotiate in good faith an acceptable solution. If an acceptable resolution is not reached within said 60 day period, this Agreement shall terminate and the provisions of Section 9.4 shall apply.

8.2

Indemnification by Zus.  Zus agrees to defend, indemnify and hold harmless HEPI and its successors, licensees and assigns (if any), as well as the officers, directors, employees, agents and representatives thereof, from and against any liability, damage, cost, loss, or expense (including reasonable attorneys’ fees) occasioned by or arising out of (a) any claim, demand, action, suit or proceeding that is related to acts or omissions of Zus, or any of its directors, officers, employees or agents, arising from or in connection with the marketing, sale or use of the Product, and/or (b) as a result of any alleged intellectual property infringement or unauthorized use of trade secrets or other property rights (other than the Patents) in connection with modifications, enhancements or versions of the Product developed by or at the request of Zus.

 8.3

Notice; Defense of Claim.  To receive the benefits of the indemnity under this Article 8, as applicable, the indemnified party must give the indemnifying party written notice of any claim or potential claim, within 24 hours after the indemnified party receives notice of any such claim.  The indemnifying party shall have the right to assume the defense of any such claim if it assumes responsibility to the indemnified party under this Article 8.  If the indemnifying party defends the claim, the indemnified party may participate in, but not control, the defense of such claim at its sole costs and expense.  An indemnifying party shall have no liability under this Article 8 as to any claim for which settlement or compromise or an offer of settlement or compromise is made by the indemnified party without the prior written consent of the indemnifying party.

8.4

HEPI’s Representations and Warranties.  HEPI represents and warrants to Zus that a) all Product to be delivered to Zus pursuant to this Agreement shall be substantially the same in quality and composition as the Product that is now produced by HEPI; b) the Intellectual Property is valid and in full force and affect; c) HEPI has not received any notice of invalidity or infringement of rights of others with respect to any patent rights.

EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, HEPI MAKES NO WARRANTIES OR REPRESENTATIONS, EXPRESS OR IMPLIED, IN FACT OR IN LAW, INCLUDING THE IMPLIED WARRANTIES OR MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.  IN NO EVENT SHALL HEPI BE LIABLE FOR SPECIAL, INCIDENTAL, INDIRECT OR CONSEQUENTIAL DAMAGES OR FOR LOSS OF PROFITS OR REVENUES, EVEN IF HEPI HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

8.5

Zus’ Representations and Warranties.  Zus represents and warrants to HEPI that a) it has sufficient funds and/or shall take all requisite action to provide sufficient funds with which to meet its financial obligations under this Agreement; b) it has full power and authority to execute this Agreement and to consummate the transactions contemplated by this Agreement; and c) the execution and delivery of this Agreement and the compliance with the terms and provisions of this Agreement will not result in any violation of, or be in conflict with, or result in the breach of the terms, conditions, or provisions of, or constitute a default under any instrument, contract or agreement to which Zus is a party or require any authorization, consent, approval or other action by any 3rd party.

8.6

Insurance.  Both Zus and HEPI agree that they will each maintain product liability insurance coverage in the amount of at least $1,000,000 for bodily injury to any one person for any one occurrence and $3,000,000 in the aggregate.  Zus and HEPI shall be an additional named insured on such insurance policies owned by the other Party.  Each Party shall furnish the other Party upon the issuance and upon each renewal of such policy a certificate of insurance establishing that such insurance is in effect.

ARTICLE 9.

TERM AND TERMINATION

9.1

Term.  The term of this Agreement shall commence on the Effective Date above and shall continue until expiration of the last valid patent claim regarding the Product with the United States Patent and Trademark Office. A list of the applicable patents is attached hereto as Attachment A (which list shall be completed within thirty (30) days of the Effective Date and will to included all patents and patent applications relating to the Product) and may be amended to reflect any new applicable patents or patent applications that may be applied for or approved during the Term of this Agreement.

9.2

Termination By Zus.  Zus may terminate this Agreement upon ninety (90) days written notice to HEPI, and such termination shall be effective ninety (90) days after the giving of such notice.  Termination by Zus during the initial 90-day option period would oblige Zus to no additional payments or penalties.  Termination by Zus beyond the option period is subject to Zus reimbursing HEPI for a charge equal to 1-1/2 times HEPI’s documented capital expenditures, plus leases, overhead and staff wind-down costs reasonably related to Zus’ termination of this Agreement, but in no way less than $250,000.

9.3

Termination By Either Party.  This Agreement may also be immediately terminated by either party (a) if the other party files a petition in bankruptcy, (b) if the other party becomes insolvent or makes an assignment for the benefit of its creditors, (c) if the other party has an involuntary proceeding or other arrangement pursuant to any bankruptcy law, (d) if the other party discontinues its business, (e) if the other party breaches a material non-monetary term of this Agreement and such breach remains uncured for a period of thirty (30) days after written notification of such breach is given by the non-breaching Party, or (f) if the other party breaches a monetary term of this Agreement and such breach remains uncured for a period of fifteen (15) days after written notification of such breach is given by the non-breaching Party.

9.4

Obligations Upon Termination.  Upon Termination, neither party will be released from their obligations to pay monies due or to become due hereunder and both parties shall immediately pay, perform and discharge all debts, obligations and liabilities hereunder.  Notice of Termination shall not cancel any unfilled orders for Product.  Within thirty (30) days after Termination becomes effective, Zus agrees to transfer to HEPI ownership to any and all trademarks in Zus’ name developed prior to the termination of this Agreement relating to the Product, return to HEPI all promotional, sales and other literature relating to the Product, and all Confidential Information and all copies thereof.  Zus also agrees that after Termination becomes effective for any reason, it will remove from its property all marks, legends, decals and other insignia indicating any association with the Product, property and/or trademarks of HEPI. In the event Zus has assumed responsibility for manufacturing, Zus agrees to cooperate with HEPI to effect and orderly transition of manufacturing back to HEPI.

ARTICLE 10.

CONFIDENTIALITY AND NON-COMPETITION

10.1

Confidentiality.  Zus and HEPI each agree that all proprietary and confidential information (including, without limitation, any and all intellectual property, data, ideas and marketing, pricing, and other information or the other party) communicated by one party to the other party, whether before or after the date of this Agreement, will be received in confidence, and will not be disclosed by the receiving party, its agents, independent contractors, subcontractors or employees, to third parties without the prior written consent of the disclosing party or as required by law by a court having jurisdiction over the receiving party.  The receiving party shall take all reasonable steps and precautions to ensure that only those of its officers, employees, independent contractors, representatives and permitted agents with a need to know or a need to have access to such information shall have access to such information and that such persons shall keep the information confidential in accordance with the provisions of this section.  In no event will the receiving party divulge any proprietary or confidential information to any competitor of the disclosing party.  Notwithstanding the foregoing, the obligation of confidentiality shall not apply to information that at the time of disclosure (a) was known to the receiving party; (b) is published or otherwise generally or publicly available and which was not disclosed through any act or omission of the receiving party; or (c) was rightfully received by the receiving party from a third party who had the right to disclose such information.

10.2

Non-Competition.  During the Term of this Agreement and during any period that Zus is paying the Purchase Price, HEPI and its managers, officers, employees, and Affiliates shall not market, distribute, or sell any product in MLM.

ARTICLE 11.

MISCELLANEOUS

11.1

Consulting Services.  HEPI employees, scientists and contracted personnel can be made   available to Zus for consulting services subject to their availability with reasonable advance notice, and for compensation at a mutually agreeable rate. The inventors of the Product and certain key employees and contractors of HEPI shall remain available on a consulting basis to Zus.  Zus and HEPI shall coordinate with one another to make such persons available at mutually agreeable times and conditions.

11.2

Entire Agreement.  The Agreement constitutes the entire agreement and understanding of the parties with respect to the subject matter hereof, and supersedes all prior agreements, arrangements and understandings related to the subject matter hereof.  No representation, promise, inducement or statement of intention has been made by either of the parties that is not embodied in this Agreement or in the documents referred to herein, and neither of the parties shall be bound by or be liable for any alleged representation, promise, inducement or statement of intention not set forth or referred to herein.

11.3

Notice.  All notices, demands and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given and received (a) immediately if delivered personally; or (b) the following business day, if sent by overnight courier.  All such notices shall be addressed to the parties at the addresses listed below.  Either party may change the address to which communications are to be directed by giving written notice to the other party in the manner provided herein.

To HEPI:

Health Enhancement Products, Inc.

Fax No. (480) 385 - 3801

E-mail Address: jcrance@janetcrance.com

Attn:

To Zus:

ZUS HEALTH, LLC

1265 East Fort Union Blvd., Suite #350

Cottonwood Heights, Utah 84047

Attention:  Bradley C. Robinson

      Fax No. (  )

E-mail address: brad@zushealth.com

11.4

Compliance with Law.  The Parties shall comply with all applicable laws, regulations, ordinances, and rules concerning their activities under this Agreement, including those pertaining to the promotion and sale of the Product and medical device registration, state and federal fraud and abuse laws, the Health Information Portability and Accountability Act of 1996, and all other applicable laws, regulations, ordinances, and rules.  The Parties shall also maintain in full force and effect all necessary licenses, permits and other authorizations required by law to carry out their respective duties and obligations under this Agreement.

11.5

Governing Law.  This Agreement shall be governed by and construed and enforced in accordance with the laws of the state of Arizona irrespective of the addresses of the respective Parties.

11.6

Amendments; Waiver.  This Agreement may not be amended, modified, superseded or canceled, nor may any of the terms, covenants, representations, warranties, conditions or agreements herein be waived, except by a written instrument executed by both parties.  The failure of either of the parties at any time or times to require performance of any provision hereof shall in no manner affect the right at a later time to enforce the same.  No waiver by either of the parties of any condition, or of any breach of any term, covenant, representation, warranty, condition or agreement contained herein, shall be deemed to be or shall be construed to be a waiver or continuing waiver of any such condition or breach or a waiver of any other condition or of the breach of any other term, covenant, representation, warranty, condition or agreement hereof.

11.7

Attorneys’ Fees.  In the event of any action at law or equity to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys’ fees and court costs in addition to any other relief to which such party may be entitled.

11.8

Independent Contractor.  It is expressly understood and agreed that Zus (including any of its employees, representatives, subcontractors or agents) shall at all times during the term of this Agreement be an independent contractor.  Neither Zus nor any of its employees, representatives, subcontractors or agents shall be considered an employee of or joint venture with HEPI for any purpose.  Zus and its employees, representatives, subcontractors and agents shall not have authority to make representations on behalf of HEPI or to bind HEPI in any manner.

11.9

Headings; Construction.  The captions and headings contained herein are for convenience of reference only, and shall not in any way affect the meaning or interpretation of this Agreement.  Notwithstanding any rule or maxim of construction to the contrary, any ambiguity or uncertainty in this Agreement shall not be construed against either of the parties based upon authorship of any of the provisions hereof.

11.10

Severability.  In the event any provision hereof is determined to be illegal or unenforceable for any reason whatsoever, such determination shall not affect the validity or enforceability of the remaining provisions hereof, all of which shall remain in full force and effect.

11.11

Force Majeure.  Neither party shall be responsible or liable to the other hereunder for failure or delay in performance of the Agreement due to any war, fire, accident, acts of terrorism or other casualty, or any labor disturbance or act of God or the public enemy, or any other contingency beyond such party’s reasonable control.

11.12

Assignability.  Parties agree that this Agreement imposes personal obligations on Zus, and is not assignable or delegable in whole or in part by Zus without the written consent of HEPI, which consent shall not be unreasonably withheld. Notwithstanding the foregoing sentence, Zus shall have the right to sublicense to a viable 3rd party all or a part of its rights and obligations under this Agreement, but any such sublicense shall not, in any way, release or discharge Zus from its liabilities and obligations to HEPI hereunder.  Zus, at is sole option, shall have the right to form a new entity, which may or may not be affiliated with Zus, to which Zus may assign this Agreement.  This Agreement may be delegated or assigned in whole or in part by HEPI and, in such case the terms of this Agreement shall inure to the benefit of, be assumed by, and be binding upon the entity to which this Agreement is assigned.

11.13

Counterparts.  This Agreement may be executed by facsimile and may be executed in one or more counterparts, each of which shall be deemed an original, and all of which, when taken together, shall constitute one and the same instrument.

11.14

Further Assurances.  The parties each hereby covenant and agree that, from time to time, after the date hereof, at the reasonable request of either party, and without further consideration, they will execute and deliver such other documents and instruments and take such other action as may be reasonably required to carry out in all respects the subject matter hereof and the intent of this Agreement.

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the day and year first above written.

HEALTH ENHANCEMENT

ZUS HEALTH, LLC

PRODUCTS, INC. a Nevada corporation

a Utah limited liability company

By:  S/Janet L. Crance

By:  S/Bradley C. Robinson

Name:  Janet L. Crance

Name:  Bradley C. Robinson

Title:  Chief administrative Officer

Title:  Chairman of the Board/Manager

Date:

September 2, 2010

Date:  September 2, 2010

Attachment “A”

Patents